Exhibit 99.1

News Release

Nucor Executive Vice President Ray Napolitan to Retire

CHARLOTTE, NORTH CAROLINA, April 14, 2021 – Nucor Corporation (NYSE: NUE) announced today that Raymond S. Napolitan, Jr., Executive Vice President of Engineered Bar Products and Digital, plans to retire on June 5, 2021 after 25 years of service with Nucor. A succession plan will be announced at a later date.

Mr. Napolitan began his Nucor career in 1996 as Engineering Manager of Nucor Building Systems-Indiana. He became Operations Manager of Nucor Building Systems-Texas in 1999 and was promoted to General Manager later that year. Mr. Napolitan became President of American Buildings Company and Vice President of Nucor in 2007. He then served as President of Nucor’s Vulcraft/Verco Group from 2010 until his promotion to Executive Vice President in 2013.

“For 25 years, Ray’s dedication and exceptional leadership have contributed greatly to the growth and profitability of Nucor,” said Leon Topalian, President and CEO of Nucor. “From his leadership at divisions, to his service as Executive Vice President of Fabricated Construction Products and Engineered Bar Products, to his leadership of our digital initiatives, Ray has been an invaluable member of the Nucor team. I am especially grateful to Ray for his unwavering commitment to safety. On behalf of all Nucor teammates, I want to extend our deep appreciation to Ray for his leadership and the countless contributions he has made to Nucor over the years. We wish Ray and his family every happiness as they begin this next chapter.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com